Exhibit 23a

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Nos. 33-6300, 33-19372, 33-38928, 33-38925, 33-86726, 333-14607, 333-29949, 333-85988, and 333-99233 of MFIC Corporation (the Company) on Form S-8 of our report dated March 11, 2004, except for Note 15, as to which the date is March 31, 2004, pertaining to the consolidated financial statements and schedule of MFIC Corporation included in the Annual Report (Form 10K) for the years ended December 31, 2003 and 2002.

/s/ Brown & Brown, LLP
Brown & Brown, LLP

Boston, Massachusetts
April 5, 2004